ATS MEDICAL, INC.

                                1,568,940 Shares

                                  Common Stock

     This Prospectus relates to 1,568,940 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of ATS Medical, Inc. ("ATS" or the "Company") offered for the account of Itochu Corporation (the "Selling Shareholder"). The Shares may be sold from time to time by the Selling Shareholder. The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to pay expenses incurred in registering the Shares, including legal and accounting fees.

     The Shares were acquired by the Selling Shareholder in a private transaction on February 7, 1997 pursuant to a Stock Purchase Agreement. The Shares are "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Shareholder to the public without restriction. To the knowledge of the Company, the Selling Shareholder has made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

     The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

     The Common Stock is traded on the Nasdaq National Market under the symbol "ATSI." On August 5, 1997, the closing sale price of the Common Stock reported by Nasdaq was $6.00 per share.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is September 24, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as ATS. The address of such site is "http://www.sec.gov."

     The Common Stock is traded on the Nasdaq National Market under the symbol "ATSI." Reports, proxy and information statements and other information concerning ATS can be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering of the Company's Common Stock hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

      (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;


      (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

      (d) the description of the Common Stock contained in the Company's Registration Statement on Form S-2 filed on February 2, 1995 with the Commission, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.


     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to John H. Jungbauer, Chief Financial Officer, ATS Medical, Inc., 3905 Annapolis Lane, Minneapolis, Minnesota 55447, telephone: (612) 553-7736.

                               SELLING SHAREHOLDER

     The Shares offered hereby are being sold pursuant to this Prospectus by the Selling Shareholder. The following table sets forth certain information with respect to the ownership of the Company's Common Stock by the Selling Shareholder as of July 31, 1997 and as adjusted to reflect the sale of the Shares.

                                               Maximum
                           Number              Number
                          of Shares           of Shares
                        Beneficially         to be Sold            Shares
                         Owned Prior         Pursuant to      Beneficially Owned
         Name          to Offering (1)     this Prospectus    After Offering (2)
         ----          ---------------     ---------------    ------------------

Itochu Corporation        1,568,940           1,568,940              0

-------------------------
(1) Consists of 1,568,940 shares of Common Stock purchased on February 7, 1997 pursuant to a Stock Purchase Agreement.

(2)  Assumes the sale of all of the Shares offered by this Prospectus.

                              PLAN OF DISTRIBUTION

     The Shares to which this Prospectus relates will be offered and sold by the Selling Shareholder for its own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. All expenses of registration of the Shares, estimated to be approximately $10,000 shall be borne by the Company.

     The Selling Shareholder may offer and sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions at prices relating to prevailing market prices or at negotiated prices, as applicable. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder. There is no assurance that the Selling Shareholder will sell any or all of the Shares offered by it.

     The Selling Shareholder and any brokers or dealers who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits realized by them on the resale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of three years from the date on which the Selling Shareholder acquired the Shares (February 7, 1997) or the resale of all the Shares registered hereunder.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                     EXPERTS

     The consolidated financial statements of the Company appearing in the ATS Medical, Inc. Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


                               -------------------


                                TABLE OF CONTENTS

                                                                   Page


Available Information...........................................    2
Incorporation of Certain Documents
     by Reference...............................................    2
Selling Shareholder.............................................    3
Plan of Distribution............................................    3
Legal Matters...................................................    3
Experts ........................................................    4





                                ATS MEDICAL, INC.


                                1,568,940 SHARES




                                 COMMON STOCK,
                            PAR VALUE $.01 PER SHARE




                                 ---------------

                                   PROSPECTUS

                                 ---------------




                               September 24, 1997